UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 _______________________
FORM 8-K
_______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2016

_______________________
UNIVEST CORPORATION OF PENNSYLVANIA
(Exact name of registrant as specified in its charter)

_______________________

Pennsylvania	0-7617	23-1886144
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
14 North Main Street, Souderton, Pennsylvania 18964
(Address of principal executive office)(Zip Code)
Registrant’s telephone number, including area code (215) 721-2400
Not applicable
(Former name or former address, if changed since last report)

 _______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2016, Univest Corporation of Pennsylvania (the “Company”) entered into change in control agreements (the “Agreement”), with certain of its executive officers, including, Jeffrey M. Schweitzer, President and CEO of the Company, Michael S. Keim, President of Univest Bank and Trust Co. (the “Bank”) and Senior Executive Vice President and Chief Financial Officer of the Company, Duane J. Brobst, Senior Executive Vice President and Chief Risk Officer of the Company, Eric W. Conner, Executive Vice President and Chief Technology Officer of the Company, Philip C. Jackson, President - Commercial Banking Northern Division of the Bank, and Kevin B. Norris, President - Wealth Management Division of the Bank. The Agreement has a fixed two-year term commencing on February 26, 2016 and ending on December 31, 2017, with automatic annual one-year renewals of the Agreement thereafter, absent notice of non-renewal from either party.
In the event an executive’s employment is terminated subsequent to a “change in control” during the term of the Agreement either by the Company for a reason other than “cause” (as defined in the Agreement) or by the executive after the occurrence of certain specified events of “good reason” described below, the Company will pay the executive a lump-sum cash payment equal to the sum of (i) two times his highest annual base salary in effect at the time of termination of employment for the current and two preceding calendar years and (ii) two times his average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the executive will receive continuation of medical insurance benefits for two years, or a cash payment equal to the cost to obtain such benefits. Payments under the Agreement would be reduced to the extent necessary to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. In the event that the executive becomes entitled to and receives benefits under the Agreement after a change in control, he will be subject to one year non-compete and non-solicitation covenants. In the event that the executive voluntarily terminates employment during the term of the Agreement prior to a change in control, he will be subject to similar non-compete and non-solicitation covenants for six months.
The specified events of “good reason” permitting an executive to terminate employment following a change in control and receive payments or benefits under the Agreement include: (i) material diminution in executive’s authority, duties or other terms and conditions of employment; (ii) reassignment to a location greater than 25 miles from executive’s office on the date of the change in control (unless closer to executive’s residence); (iii) material diminution in executive’s base salary; (iv) failure to provide executive with employee benefits (retirement or pension, life insurance, medical, health and accident insurance, and similar plans) applicable at the time of the change in control; or (v) a material breach of the Agreement.
The foregoing description of the Agreement is qualified in its entirety by reference to the form of Agreement attached hereto as exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02. The Agreements are identical for all of the officers listed above, except that the initial fixed term of the Agreements for Mr. Jackson and Mr. Norris is one year, and the benefits payable to Mr. Jackson and Mr. Norris would be one times their salary and annual bonus amounts, plus continuation of medical insurance benefits for a period of one year.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits

Exhibit No.	Description of Document

10.1	Form of Change in Control Agreement, dated February 26, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Univest Corporation of Pennsylvania

By:	/s/ Michael S. Keim
Name:	Michael S. Keim
Title:	Senior Executive Vice President, Chief Financial Officer
Date: March 2, 2016

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Form of Change in Control Agreement, dated February 26, 2016.